EXHIBIT 99.01
Diamond Foods Reports Strong Profits for the Second
Quarter of Fiscal 2008
•	Net sales and EPS consistent with guidance:
–	Net sales were $134 million compared to guidance of $130 million to $140 million;

–	EPS was $0.17, up 31% from prior year and at the high-end of the $0.12 to $0.17 guidance range;
•	Reaffirmed full-year EPS of $0.80 — $0.90, more than 50% growth over last year, and North American Retail sales growth of between 8% and 13%;

•	Investor conference call today at 1:30 p.m. Pacific Time.
STOCKTON, Calif., March 11, 2008 — Diamond Foods, Inc. (Nasdaq: DMND) today reported financial results for its fiscal 2008 second quarter.
Diluted earnings per share (EPS) for the quarter grew 31 percent to $0.17 compared to $0.13 for the prior year’s comparable period. Last year’s second fiscal quarter EPS included $0.01 in income associated with restructuring and other activities that did not recur in the current period.
For the six months ended January 31, 2008, EPS was $0.69 compared to $0.74 for the prior year’s comparable period. The prior year’s six month EPS included a gain of $0.11 per share from the curtailment of a pension plan, a net gain of $0.02 per share principally related to closing and selling a production facility and consolidating operations in another facility, and $0.01 in income associated with restructuring and other activities which did not recur in the current period.
“Our business is on a trajectory to generate strong operating earnings growth for the fiscal year,” said Michael J. Mendes, President and CEO. “This reflects the pricing power of our brands and allows us to more aggressively rationalize some of our less profitable items. We are taking a more measured approach to expanding distribution of our snack business to protect its long-term positioning.”
Net sales were $133.8 million for the three months ended January 31, 2008 compared to $143.6 million for the three months ended January 31, 2007, a decrease of 7 percent due to an earlier harvest this year than last which shifted sales to the first fiscal quarter. For the six months ended January 31, 2008, net sales grew 2 percent to $318.3 million compared to $313.1 million for the prior year’s comparable period.

Recent Financial and Corporate Development Highlights
•	Net sales of $133.8 million were within the $130 million to $140 million guidance range, and EPS of $0.17 was at the high end of the $0.12 to $0.17 per share target;

•	Culinary sales grew 17 percent during the quarter to $72 million, and are now 12 percent over last year on a year-to-date basis as a result of our ability to pass on price increases in the face of higher input costs.

•	Snack sales declined 8 percent during the quarter to $19.6 million as we elected to spread our promotional activities more evenly throughout the year, and strengthen the quality of our distribution by more aggressively rationalizing less-profitable items;
–	Emerald’s share of the snack nut market during the 12-weeks ended January 27, 2008 grew 10 basis points from the prior year period to 3.9 percent. During the last year, Emerald has shown strength at both ends of the value spectrum in the nut category. In the premium segment, its share of deluxe mixed nuts grew 320 basis points and its share of almonds grew 190 basis points. In the non-premium segment, its share of peanuts doubled;

–	Two new snack products began shipping to customers during the quarter: Emerald Sea Salt & Pepper Cashews and Emerald Cocoa Roast Almonds;
•	A quarterly dividend of $0.045 per share was paid on January 31, 2008 to shareholders of record as of January 23, 2008.
Fiscal 2008 Outlook
We reaffirm the following full-year fiscal 2008 financial guidance, which was most recently updated on February 20 at an industry conference:
•	Net sales of between $522 million and $540 million, snack net sales of between $85 million and $95 million, and North American Retail net sales growth of between 8 percent and 13 percent;

•	Gross margin improvement of about 100 basis points resulting from a greater mix of higher-margin business and cost savings initiatives;

•	Advertising expenditures of between $20 million and $22 million;

•	Earnings before interest, income taxes, equity compensation, depreciation, amortization and other expenses (Adjusted EBITDA) of $35.9 million to $38.5 million;

•	EPS of between $0.80 to $0.90, which includes the after-tax effects of stock-based compensation of $0.25 to $0.27 per share.
For the three months ending April 30, 2008, we expect net sales of between $93 million and $103 million, and EPS of between $0.04 and $0.08. The third fiscal quarter is seasonally the weakest fiscal quarter for Diamond.

Financial Results
Net sales by product line were:

	Three months ended		Six months ended
	January 31,		January 31,
(in thousands)	2008	2007	2008	2007
Culinary	$72,293	$61,657	$144,840	$129,378
Snack	19,572	21,232	38,175	36,623
In-shell	10,787	18,083	41,702	45,640

Total North American Retail	102,652	100,972	224,717	211,641
Ingredient	12,633	17,606	27,885	39,775
International	17,878	24,267	64,339	60,248
Other	635	777	1,394	1,470

Total	$133,798	$143,622	$318,335	$313,134

For the three months ended January 31, 2008, gross profit as a percentage of net sales was 16.8 percent, a 260 basis point improvement over the prior year period’s 14.2 percent. Gross profit per pound shipped increased 48 percent to $0.548 compared to $0.370 during the prior year period due to price increases taken to cover higher input costs.
For the six months ended January 31, 2008, gross profit as a percentage of net sales was 16.3 percent, a 90 basis point improvement over the prior year period’s 15.4 percent. Gross profit per pound shipped increased 23 percent to $0.436 compared to $0.356 during the prior year period.
For the three months ended January 31, 2008, selling, general and administrative expense was $10.4 million, a $1.1 million decline from the comparable prior year period due primarily to lower broker and administrative costs. Stock-based compensation was $1.5 million and $1.4 million for the current and prior year comparable periods, respectively. Selling, general and administrative expense as a percentage of net sales improved to 7.8 percent, compared to 8.0 percent for the prior year period.
For the six months ended January 31, 2008, selling, general and administrative expense was $21.8 million, a $1.2 million decline from the comparable prior year period. Stock based compensation was $3.1 million and $2.6 million for the current and prior year comparable periods, respectively.
Advertising expense for the three and six months ended January 31, 2008 was $7.4 million and $11.8 million, compared to $5.1 million and $8.4 million for the prior year periods. The increases over the prior year periods reflect the introduction of new television commercials during the Emerald Bowl in December 2007.
As of January 31, 2008, Diamond had $59 million in cash and cash equivalents, no short-term debt, $20.3 million in long-term debt, and 16 million common shares issued and outstanding. Operating cash flow for the quarter was $64 million; for the 6-month period it was $30 million compared to a usage of $9 million during the prior year period.

Conference Call
Diamond will host an investor conference call and web cast today, March 11, 2008 at 1:30 p.m. Pacific Time to discuss fiscal 2008 second quarter results. The dial-in number for the conference call is 877-243-0333 for U.S./Canada participants and 706-634-1263 for all other participants. The conference ID is 3570-5785.
A taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion, and will remain available through March 18, 2008 at midnight Eastern Time, and can be accessed by dialing 800-642-1687 for U.S./Canada callers and 706-645-9291 for international callers, with the conference ID above. To access the live web cast of the call, visit the Diamond Foods website at http://www.diamondfoods.com/ and select “Investor Relations.” An archived web cast will also be available at http://www.diamondfoods.com/ under “Investor Relations.”
Financial Statements
Diamond’s financial results for the three and six months ended January 31, 2008 and 2007 were as follows:

	Three months ended		Six months ended
	January 31,		January 31,
(in thousands, except per share amounts)	2008	2007	2008	2007
Net sales	$133,798	$143,622	318,335	$313,134
Cost of sales	111,371	123,281	266,359	264,853

Gross profit	22,427	20,341	51,976	48,281
Operating expenses:
Selling, general and administrative	10,441	11,512	21,829	23,045
Advertising	7,439	5,117	11,795	8,354
Restructuring and other costs, net	—	(190)	—	(854)
Gain on curtailment of defined benefit plan	—	—	—	(3,039)

Total operating expenses	17,880	16,439	33,624	27,506

Income from operations	4,547	3,902	18,352	20,775
Interest expense, net	233	290	584	571
Other	—	112	—	82

Income before income taxes	4,314	3,500	17,768	20,122
Income taxes	1,640	1,470	6,752	8,451

Net income	2,674	$2,030	11,016	$11,671

Earnings per share:
Basic	$0.17	$0.13	$0.69	$0.74
Diluted	$0.17	$0.13	$0.69	$0.74
Shares used to compute earnings per share:
Basic	16,044	15,772	16,019	15,755
Diluted	16,101	15,772	16,048	15,755

About Diamond’s Non-GAAP Financial Measure.
This release contains Adjusted EBITDA, a non-GAAP financial measure of Diamond’s performance. Non-GAAP financial measures should not be considered a substitute for financial measures prepared in accordance with GAAP, since non-GAAP financial measures do not reflect a comprehensive system of accounting and differ from the most comparable GAAP financial measure. They may also differ from non-GAAP financial measures used by other companies; as a result, a reconciliation of Net Income to Adjusted EBITDA is included in this release.
Adjusted EBITDA is used by management as a measure of our operating performance. Adjusted EBITDA is defined as net income before net interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating and non-recurring expenses. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance. However, we do not place undue reliance on Adjusted EBITDA, as it is only one of many measures of operating performance. Adjusted EBITDA is also not a complete measure of an entity’s profitability because it excludes certain costs and expenses required to determine net income in accordance with GAAP.
The principal limitation of non-GAAP measures is that they exclude significant income or expenses required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the impact of adjustments in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures can provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Reconciliation of Net Income to Adjusted EBITDA:

	Year ended July 31,			Six months ended
(in thousands)		Guidance 2008		January 31,
	2007			2007	2008
	Actual	Low end	High end	Actual	Actual
Net Income	$8,433	$12,960	$14,580	$11,671	$11,016
Income taxes	2,793	7,943	8,936	8,451	6,752

Income before income taxes	11,226	20,903	23,516	20,122	17,768
Other	98	100	200	82	—
Interest expense, net	1,291	1,097	984	571	584

Income from operations	12,615	22,100	24,700	20,775	18,352
Stock-based compensation expense *	5,859	6,800	6,800	2,612	3,099
Depreciation and amortization	7,561	7,000	7,000	3,724	3,138
Restructuring and other costs, net	(15)	—	—	(854)	—
Loss (gain) on termination (curtailment) of defined benefit plan	3,054	—	—	(3,039)	—

Adjusted EBITDA	$29,074	$35,900	$38,500	$23,218	$24,589

*	2008 full-year stock-based compensation represents the mid-point of guidance.

Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s investor relations department.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond® and Emerald® brands.
Contacts:

Investors:	Media:
Bob Philipps	David Conner
VP, Treasury & Investor Relations	Access Communications
415.445.7426	415.844.6233
bphilipps@diamondfoods.com	dconner@accesspr.com
Corporate Web Site: http://www.Diamondfoods.com
Consumer Web Sites: http://www.emeraldnuts.com/ and www.Diamondnuts.com/
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